Fifth Third Announces Third Quarter 2021 Results
Reported diluted earnings per share of $0.97
Reported results included a positive $0.03 impact from certain items on page 2

Key Financial Data				Key Highlights

$ millions for all balance sheet and income statement items
	3Q21	2Q21	3Q20
       Select Business Highlights:
•Closed acquisition of Provide, a leading fintech company serving healthcare practices
•Finalized HSA deposit sale, generating a pre-tax gain of $60 million (noninterest income)
•Made $15 million pre-tax contribution to accelerate racial equality, equity and inclusion in our communities
•Generated consumer household growth of 3% vs. 3Q20
•Commercial loan production increased 5% compared to 2Q21; strongest production quarter since 4Q19
      Select Financial Highlights:
•ROTCE(a) of 16.9%; adjusted ROTCE(a) of 18.7% excl. AOCI
•PPNR(a) increased 17% and adjusted PPNR(a) increased 4% compared to 3Q20
•Period-end C&I loan growth of 1% (or 4% excl. impact of PPP loans) compared to 2Q21
•Historically low NCO ratio of 0.08% reflecting improvements in both commercial and consumer
•Repurchased shares totaling $550 million; capital plans support repurchase of shares totaling approximately $300 million in 4Q21; continue to target 9.5% CET1 by June 2022

Income Statement Data
Net income available to common shareholders	$684	$674	$562
Net interest income (U.S. GAAP)	1,189	1,208	1,170
Net interest income (FTE)(a)	1,192	1,211	1,173
Noninterest income	836	741	722
Noninterest expense	1,172	1,153	1,161

Per Share Data
Earnings per share, basic	$0.98	$0.95	$0.78
Earnings per share, diluted	0.97	0.94	0.78
Book value per share	29.59	29.57	29.25
Tangible book value per share(a)	22.79	23.34	23.06

Balance Sheet & Credit Quality
Average portfolio loans and leases	$107,970	$108,534	$113,362
Average deposits	162,647	162,619	155,911
Net charge-off ratio(b)	0.08%	0.16%	0.35%
Nonperforming asset ratio(c)	0.52	0.61	0.84

Financial Ratios
Return on average assets	1.36%	1.38%	1.14%
Return on average common equity	13.0	13.0	10.7
Return on average tangible common equity(a)	16.9	16.6	13.8
CET1 capital(d)(e)	9.85	10.37	10.14
Net interest margin(a)	2.59	2.63	2.58
Efficiency(a)	57.8	59.1	61.3

Other than the Quarterly Financial Review tables beginning on page 14, commentary is on a fully taxable-equivalent (FTE) basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a taxable-equivalent basis, net interest income, net interest margin, net interest rate spread, total revenue and the efficiency ratio are provided on an FTE basis.

CEO Commentary
"Fifth Third has continued to deliver strong and steady financial results throughout the pandemic while fully supporting our customers, communities, and employees. Our performance this quarter once again reflected strong business outcomes across our franchise, resulting in improved and diversified revenues. This was combined with disciplined balance sheet management, expense management, and yet another quarter of benign credit results. As a result of our continued momentum, we generated positive operating leverage on a year-over-year basis.
Excluding the impact of the Paycheck Protection Program (PPP), loan growth this quarter reflected robust production, with even better growth on an end-of-period basis. We expect this positive momentum to carry forward in the fourth quarter and beyond.
I am very proud that, in addition to producing strong financial results, we have also continued to take deliberate actions to improve the lives of our customers and the well-being of our communities. We made a $15 million contribution in the third quarter to accelerate racial equality, equity and inclusion in our communities.
We closed two transactions during the third quarter to improve growth and profitability. The acquisition of Provide – a leading fintech company serving healthcare practices – will further accelerate profitable relationship growth. Additionally, we finalized the sale of HSA deposits as part of our multi-year strategy to simplify the organization and prioritize investments in order to generate differentiated outcomes for customers and shareholders. We continue to focus on growing strong relationships and managing the balance sheet with a through-the-cycle perspective in order to generate sustainable long-term value."
         -Greg D. Carmichael, Chairman and CEO
Investor contact: Chris Doll (513) 534-2345 | Media contact: Ed Loyd (513) 534-6397 October 19, 2021

Income Statement Highlights
($ in millions, except per share data)	For the Three Months Ended			% Change
	September	June	September
	2021	2021	2020	Seq	Yr/Yr
Condensed Statements of Income
Net interest income (NII)(a)	$1,192	$1,211	$1,173	(2)%	2%
Benefit from credit losses	(42)	(115)	(15)	(63)%	180%
Noninterest income	836	741	722	13%	16%
Noninterest expense	1,172	1,153	1,161	2%	1%
Income before income taxes(a)	$898	$914	$749	(2)%	20%

Taxable equivalent adjustment	$3	$3	$3	—	—
Applicable income tax expense	191	202	165	(5)%	16%
Net income	$704	$709	$581	(1)%	21%
Dividends on preferred stock	20	35	19	(43)%	5%
Net income available to common shareholders	$684	$674	$562	1%	22%
Earnings per share, diluted	$0.97	$0.94	$0.78	3%	24%

Fifth Third Bancorp (NASDAQ®: FITB) today reported third quarter 2021 net income of $704 million compared to net income of $709 million in the prior quarter and $581 million in the year-ago quarter. Net income available to common shareholders in the current quarter was $684 million, or $0.97 per diluted share, compared to $674 million, or $0.94 per diluted share, in the prior quarter and $562 million, or $0.78 per diluted share, in the year-ago quarter.

Diluted earnings per share impact of certain items - 3Q21

(after-tax impacts(f); $ in millions, except per share data)

Valuation of Visa total return swap (noninterest income)	$(13)
Fifth Third Foundation contribution expense	(12)
HSA disposition gain (noninterest income)	46
After-tax impact(f) of certain items	$21

Diluted earnings per share impact of certain items[1]	$0.03

[1]Diluted earnings per share impact reflects 706.090 million average diluted shares outstanding

Net Interest Income
(FTE; $ in millions)(a)	For the Three Months Ended			% Change
	September	June	September
	2021	2021	2020	Seq	Yr/Yr
Interest Income
Interest income	$1,295	$1,326	$1,332	(2)%	(3)%
Interest expense	103	115	159	(10)%	(35)%
Net interest income (NII)	$1,192	$1,211	$1,173	(2)%	2%

Average Yield/Rate Analysis				bps Change
Yield on interest-earning assets	2.81%	2.88%	2.93%	(7)	(12)
Rate paid on interest-bearing liabilities	0.36%	0.40%	0.51%	(4)	(15)

Ratios
Net interest rate spread	2.45%	2.48%	2.42%	(3)	3
Net interest margin (NIM)	2.59%	2.63%	2.58%	(4)	1

Compared to the prior quarter, NII decreased $19 million, or 2%, primarily due to lower PPP-related income, lower yields on commercial loan balances (excluding PPP), and a reduction in prepayment penalties received in the investment portfolio, partially offset by higher day count and reductions in long-term debt. PPP-related interest income was $47 million compared to $53 million in the prior quarter. Compared to the prior quarter, NIM decreased 4 bps, primarily due to lower yields on commercial loan balances (excluding PPP), a reduction in prepayment penalties received in the investment portfolio, and higher day count, partially offset by reductions in long-term debt. Underlying NIM(g) decreased 9 bps sequentially. Excess liquidity and PPP had a negative impact on reported NIM of approximately 44 bps in the current quarter, compared to 49 bps in the prior quarter.
Compared to the year-ago quarter, NII increased $19 million, or 2%, primarily reflecting the benefit of GNMA forbearance loan buyout purchases, lower deposit costs, a reduction in long-term debt, and higher interest income from PPP loans, partially offset by lower C&I, home equity, and credit card balances and the impact of lower market rates. Compared to the year-ago quarter, reported NIM increased 1 bp, primarily reflecting lower deposit costs, PPP-related income, and a reduction in long-term debt, partially offset by lower market rates, loan spread compression, and the impact of excess liquidity.

Noninterest Income
($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2021	2021	2020	Seq	Yr/Yr
Noninterest Income
Service charges on deposits	$152	$149	$144	2%	6%
Commercial banking revenue	152	160	125	(5)%	22%
Mortgage banking net revenue	86	64	76	34%	13%
Wealth and asset management revenue	147	145	132	1%	11%
Card and processing revenue	102	102	92	—	11%
Leasing business revenue	78	61	77	28%	1%
Other noninterest income	120	49	26	145%	362%
Securities (losses) gains, net	(1)	10	51	NM	NM
Securities (losses) gains, net - non-qualifying hedges
on mortgage servicing rights	—	1	(1)	(100)%	(100)%
Total noninterest income	$836	$741	$722	13%	16%

Reported noninterest income increased $95 million, or 13%, from the prior quarter, and increased $114 million, or 16%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below, including securities gains and losses.

Noninterest Income excluding certain items
($ in millions)	For the Three Months Ended
	September	June	September
	2021	2021	2020
Noninterest Income excluding certain items
Noninterest income (U.S. GAAP)	$836	$741	$722
Valuation of Visa total return swap	17	37	22
HSA disposition gain	(60)	—	—
Branch and non-branch real estate charges	—	—	10
Securities losses/(gains), net	1	(10)	(51)
Noninterest income excluding certain items(a)	$794	$768	$703

Compared to the prior quarter, noninterest income excluding certain items increased $26 million, or 3%. Compared to the year-ago quarter, noninterest income excluding certain items increased $91 million, or 13%.
Compared to the prior quarter, service charges on deposits increased $3 million, or 2%, reflecting an increase in both commercial and consumer deposit fees. Commercial banking revenue decreased $8 million, or 5%, primarily driven by lower financial risk management revenue and corporate bond fees, partially offset by an increase in M&A advisory revenue. Mortgage banking net revenue increased $22 million, or 34%, reflecting an incremental $12 million favorable impact from MSR net valuation adjustments and a $9 million decrease in MSR asset decay reflecting slower prepayment speeds. This was partially offset by a $3 million decrease in origination fees and gains on loan sales. Current quarter mortgage originations of $5.0 billion were flat compared to the prior quarter. Wealth and asset management revenue increased $2 million, or 1%, driven primarily by higher personal asset management revenue. Leasing business revenue increased $17 million, or 28%, primarily driven by an increase in business solutions revenue and lease syndication revenue.
Compared to the year-ago quarter, service charges on deposits increased $8 million, or 6%, reflecting an increase in both commercial treasury management and consumer deposit fees. Commercial banking revenue increased $27 million, or 22%, primarily driven by increases in loan syndication revenue and M&A advisory revenue, partially offset by lower corporate bond fees. Mortgage banking net revenue increased $10 million, or 13%, reflecting an incremental $17 million favorable impact from MSR net valuation adjustments and an $11 million decrease in MSR asset decay reflecting slower prepayment speeds. This was partially offset by a $15 million decrease in origination fees and gains on loan sales. Wealth and asset management revenue increased $15 million, or 11%, primarily driven by higher personal asset management revenue and brokerage fees. Card and processing revenue increased $10 million, or 11%, primarily driven by higher spend volumes, partially offset by higher rewards. Leasing business revenue increased $1 million, or 1%, primarily reflecting increases in lease syndication revenue. Other noninterest income excluding certain items increased $19 million, primarily reflecting higher private equity income in the current quarter compared to the year-ago quarter.

Noninterest Expense
($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2021	2021	2020	Seq	Yr/Yr
Noninterest Expense
Compensation and benefits	$627	$638	$637	(2)%	(2)%
Net occupancy expense	79	77	90	3%	(12)%
Technology and communications	98	94	89	4%	10%
Equipment expense	34	34	33	—	3%
Card and processing expense	19	20	29	(5)%	(34)%
Leasing business expense	33	33	35	—	(6)%
Marketing expense	29	20	23	45%	26%
Other noninterest expense	253	237	225	7%	12%
Total noninterest expense	$1,172	$1,153	$1,161	2%	1%

Reported noninterest expense increased $19 million, or 2%, from the prior quarter, and increased $11 million, or 1%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below.

Noninterest Expense excluding certain items
($ in millions)	For the Three Months Ended
	September	June	September
	2021	2021	2020
Noninterest Expense excluding certain items
Noninterest expense (U.S. GAAP)	$1,172	$1,153	$1,161
Fifth Third Foundation contribution	(15)	—	—
Restructuring severance expense	—	—	(19)
Branch and non-branch real estate charges	—	—	(9)
Noninterest expense excluding certain items(a)	$1,157	$1,153	$1,133

Compared to the prior quarter, noninterest expense excluding certain items increased $4 million, primarily reflecting an increase in marketing expense associated with Fifth Third Momentum Banking, and an increase in travel and entertainment expense. This was partially offset by a decrease in compensation and benefits expense, primarily reflecting a decline in full-time equivalent employees compared to the prior quarter.
Compared to the year-ago quarter, noninterest expense excluding certain items increased $24 million, or 2%, primarily driven by an increase in performance-based compensation expense reflecting strong business results, expenses associated with the aforementioned GNMA forbearance loan buyout purchases, and an increase in travel and entertainment expense. This was partially offset by lower card and processing expense due to contract renegotiations and lower net occupancy expense. Full-time equivalent employees declined 5% compared to the year-ago quarter.

Average Interest-Earning Assets
($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2021	2021	2020	Seq	Yr/Yr
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$47,766	$48,773	$54,004	(2)%	(12)%
Commercial mortgage loans	10,317	10,459	11,069	(1)%	(7)%
Commercial construction loans	5,728	6,043	5,534	(5)%	4%
Commercial leases	3,158	3,174	2,966	(1)%	6%
Total commercial loans and leases	$66,969	$68,449	$73,573	(2)%	(9)%
Consumer loans:
Residential mortgage loans	$16,223	$15,883	$16,618	2%	(2)%
Home equity	4,409	4,674	5,581	(6)%	(21)%
Indirect secured consumer loans	15,590	14,702	12,599	6%	24%
Credit card	1,748	1,770	2,134	(1)%	(18)%
Other consumer loans	3,031	3,056	2,857	(1)%	6%
Total consumer loans	$41,001	$40,085	$39,789	2%	3%
Total average portfolio loans and leases	$107,970	$108,534	$113,362	(1)%	(5)%

Memo:
Average PPP loans	$3,071	$4,810	$5,216	(36)%	(41)%
Average portfolio commercial and industrial loans - excl. PPP loans	$44,695	$43,963	$48,788	2%	(8)%

Average Loans and Leases Held for Sale
Commercial loans and leases held for sale	$31	$52	$55	(40)%	(44)%
Consumer loans held for sale	5,527	5,857	1,196	(6)%	362%
Total average loans and leases held for sale	$5,558	$5,909	$1,251	(6)%	344%

Securities (taxable and tax-exempt)	$37,208	$36,917	$36,300	1%	3%
Other short-term investments	32,065	33,558	29,791	(4)%	8%
Total average interest-earning assets	$182,801	$184,918	$180,704	(1)%	1%

Compared to the prior quarter, total average portfolio loans and leases decreased 1%, as a decline in commercial loan and lease balances (primarily due to PPP balance declines) was partially offset by an increase in consumer loans. Average commercial portfolio loans and leases decreased 2%, as a decline in PPP balances was partially offset by growth in C&I loans (excluding PPP). Average consumer portfolio loans increased 2%, as higher indirect secured consumer loans and residential mortgage loans were partially offset by lower home equity balances.
Compared to the year-ago quarter, total average portfolio loans and leases decreased 5%, as lower commercial loan and lease balances were partially offset by an increase in consumer loans. Average commercial portfolio loans and leases decreased 9% due to declines in C&I revolving line of credit utilization and term loan balances, PPP forgiveness, and lower commercial mortgage loans. Average consumer portfolio loans increased 3%, as higher indirect secured consumer loans were partially offset by lower home equity, residential mortgage, and credit card balances.
Average loans and leases held for sale were $6 billion in the current quarter compared to $6 billion in the prior quarter and $1 billion in the year-ago quarter. The increase from the year-ago quarter was primarily attributable to the aforementioned GNMA forbearance loan buyout purchases within consumer loans held for sale (approximately $4.0 billion purchased since December 2020, including $0.3 billion in September 2021).
Average securities (taxable and tax-exempt) of $37 billion in the current quarter increased $0.3 billion, or 1%, compared to the prior quarter and increased $1 billion, or 3%, compared to the year-ago quarter.

Average other short-term investments (including interest-bearing cash) of $32 billion in the current quarter decreased $1 billion, or 4%, compared to the prior quarter and increased $2 billion, or 8%, compared to the year-ago quarter.

Total period-end commercial portfolio loans and leases of $67 billion were flat compared to the prior quarter, as PPP forgiveness and lower construction loan balances were offset by an increase in C&I loan balances (excluding PPP). Compared to the year-ago quarter, total period-end commercial portfolio loans decreased $5 billion, or 6%, reflecting PPP forgiveness, lower C&I revolving line of credit utilization and term loan balances as well as lower commercial mortgage loans. Period-end commercial revolving line utilization was flat compared to the prior quarter at 31%, down from 33% in the year-ago quarter.

Period-end consumer portfolio loans of $41 billion increased 1% compared to the prior quarter, as continued growth in indirect secured consumer loans was partially offset by a decline in home equity balances. Compared to the year-ago quarter, total period-end consumer portfolio loans increased $2 billion, or 4%, reflecting higher indirect secured consumer loan balances, partially offset by lower home equity balances.

Average Deposits
($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2021	2021	2020	Seq	Yr/Yr
Average Deposits
Demand	$62,626	$61,994	$50,414	1%	24%
Interest checking	45,128	45,307	49,800	—	(9)%
Savings	20,941	20,494	17,013	2%	23%
Money market	30,514	30,844	31,151	(1)%	(2)%
Foreign office(h)	195	140	189	39%	3%
Total transaction deposits	$159,404	$158,779	$148,567	—	7%
Other time	2,383	2,696	3,711	(12)%	(36)%
Total core deposits	$161,787	$161,475	$152,278	—	6%
Certificates - $100,000 and over	860	1,144	3,633	(25)%	(76)%
Total average deposits	$162,647	$162,619	$155,911	—	4%

Compared to the prior quarter, average core deposits were flat, as increases in demand and savings deposit balances were offset by decreases in money market deposit balances and other time deposit balances. The HSA deposit sale was finalized near the end of the third quarter, and consisted of approximately $360 million in average interest checking balances for the third quarter of 2021. Average demand deposits represented 39% of total core deposits in the current quarter compared to 38% in the prior quarter. Average commercial transaction deposits were flat and average consumer transaction deposits increased 1%.
Compared to the year-ago quarter, average core deposits increased 6%, driven by the impacts of fiscal and monetary stimulus combined with success in generating consumer household growth. Average commercial transaction deposits increased 2% and average consumer transaction deposits increased 14%.
The period end portfolio loan-to-core deposit ratio was 66% in the current quarter, compared to 67% in the prior quarter and 72% in the year-ago quarter. Excluding the impact of PPP loans, the period end portfolio loan-to-core deposit ratio was 64% in the current quarter, compared to 64% in the prior quarter and 69% in the year-ago quarter.

Average Wholesale Funding
($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2021	2021	2020	Seq	Yr/Yr
Average Wholesale Funding
Certificates - $100,000 and over	$860	$1,144	$3,633	(25)%	(76)%
Federal funds purchased	348	346	273	1%	27%
Other short-term borrowings	1,122	1,097	1,626	2%	(31)%
Long-term debt	12,057	13,883	16,230	(13)%	(26)%
Total average wholesale funding	$14,387	$16,470	$21,762	(13)%	(34)%

Compared to the prior quarter, average wholesale funding decreased 13%, reflecting the impact of reductions in long-term debt over the past two quarters (including the retirement of $850 million in long-term debt in September 2021), as well as continued runoff in jumbo CD balances. Compared to the year-ago quarter, average wholesale funding decreased 34%, reflecting decreases in long-term debt, jumbo CD balances, and other short-term borrowings.

Credit Quality Summary
($ in millions)	As of and For the Three Months Ended
	September	June	March	December	September
	2021	2021	2021	2020	2020

Total nonaccrual portfolio loans and leases (NPLs)	$528	$621	$741	$834	$891
Repossessed property	4	5	7	9	7
OREO	27	31	35	21	33
Total nonperforming portfolio loans and leases and OREO (NPAs)	$559	$657	$783	$864	$931

NPL ratio(i)	0.49%	0.58%	0.68%	0.77%	0.80%
NPA ratio(c)	0.52%	0.61%	0.72%	0.79%	0.84%

Total loans and leases 30-89 days past due (accrual)	$267	$281	$305	$357	$323
Total loans and leases 90 days past due (accrual)	92	83	124	163	139

Allowance for loan and lease losses (ALLL), beginning	$2,033	$2,208	$2,453	$2,574	$2,696
Total net losses charged-off	(21)	(44)	(71)	(118)	(101)
Benefit from loan and lease losses	(58)	(131)	(174)	(3)	(21)
ALLL, ending	$1,954	$2,033	$2,208	$2,453	$2,574

Reserve for unfunded commitments, beginning	$189	$173	$172	$182	$176
Provision for (benefit from) the reserve for unfunded commitments	16	16	1	(10)	6
Reserve for unfunded commitments, ending	$205	$189	$173	$172	$182

Total allowance for credit losses (ACL)	$2,159	$2,222	$2,381	$2,625	$2,756

ACL ratios:
As a % of portfolio loans and leases	2.00%	2.06%	2.19%	2.41%	2.49%
As a % of nonperforming portfolio loans and leases	409%	358%	321%	315%	309%
As a % of nonperforming portfolio assets	386%	338%	304%	304%	296%

ALLL as a % of portfolio loans and leases	1.81%	1.89%	2.03%	2.25%	2.32%

Total losses charged-off	$(56)	$(103)	$(109)	$(154)	$(135)
Total recoveries of losses previously charged-off	35	59	38	36	34
Total net losses charged-off	$(21)	$(44)	$(71)	$(118)	$(101)

Net charge-off ratio (NCO ratio)(b)	0.08%	0.16%	0.27%	0.43%	0.35%
Commercial NCO ratio	0.03%	0.10%	0.17%	0.40%	0.33%
Consumer NCO ratio	0.16%	0.26%	0.43%	0.47%	0.40%

Nonperforming portfolio loans and leases were $528 million in the current quarter, with the resulting NPL ratio of 0.49%. Compared to the prior quarter, NPLs decreased $93 million with the NPL ratio decreasing 9 bps. Compared to the year-ago quarter, NPLs decreased $363 million with the NPL ratio decreasing 31 bps.
Nonperforming portfolio assets were $559 million in the current quarter, with the resulting NPA ratio of 0.52%. Compared to the prior quarter, NPAs decreased $98 million with the NPA ratio decreasing 9 bps. Compared to the year-ago quarter, NPAs decreased $372 million with the NPA ratio decreasing 32 bps.
The benefit from credit losses totaled $42 million in the current quarter. The allowance for credit loss ratio represented 2.00% of total portfolio loans and leases in the current quarter, compared with 2.06% in the prior quarter and 2.49% in the year-ago quarter. In the current quarter, the allowance for credit losses represented 409% of nonperforming portfolio loans and leases and 386% of nonperforming portfolio assets. The allowance for loan and lease losses ratio represented 1.81% of total portfolio loans and leases in the current quarter.
Net charge-offs were $21 million in the current quarter, with the resulting NCO ratio of 0.08%. Compared to the prior quarter, net charge-offs decreased $23 million and the NCO ratio decreased 8 bps, reflecting improvement in both commercial and consumer portfolios. Compared to the year-ago quarter, net charge-offs decreased $80 million and the NCO ratio decreased 27 bps.

Capital Position
	As of and For the Three Months Ended
	September	June	March	December	September
	2021	2021	2021	2020	2020
Capital Position
Average total Bancorp shareholders' equity as a % of average assets	11.16%	11.11%	11.26%	11.34%	11.33%
Tangible equity(a)	8.06%	8.35%	8.20%	8.18%	8.09%
Tangible common equity (excluding AOCI)(a)	7.01%	7.28%	7.14%	7.11%	6.99%
Tangible common equity (including AOCI)(a)	7.74%	8.18%	7.95%	8.29%	8.31%

Regulatory Capital Ratios(d)(e)
CET1 capital	9.85%	10.37%	10.46%	10.34%	10.14%
Tier I risk-based capital	11.27%	11.83%	11.94%	11.83%	11.64%
Total risk-based capital	13.92%	14.60%	14.80%	15.08%	14.93%
Tier I leverage	8.35%	8.55%	8.61%	8.49%	8.37%

Capital ratios remained strong this quarter. The CET1 capital ratio was 9.85%, the tangible common equity to tangible assets ratio was 7.01% excluding AOCI, and 7.74% including AOCI. The Tier I risk-based capital ratio was 11.27%, the Total risk-based capital ratio was 13.92%, and the Tier I leverage ratio was 8.35%. Certain capital ratios, including the Tier I leverage ratio, continued to be impacted by the increase in assets since the onset of the pandemic, predominantly from 0% risk-weighted assets resulting from interest-bearing cash as well as PPP loans.
During the third quarter of 2021, Fifth Third repurchased approximately $550 million of its outstanding stock, which reduced common shares by approximately 14.5 million at quarter end. Fifth Third also increased its quarterly cash dividend on its common shares $0.03, or 11%, to $0.30 per share for the third quarter of 2021.

Tax Rate
The effective tax rate was 21.3% compared with 22.1% in the prior quarter and 22.1% in the year-ago quarter.
Conference Call
Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Us” then “Investor Relations”). Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address, which will be available for 30 days.
Corporate Profile
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of September 30, 2021, the Company had $208 billion in assets and operates 1,100 full-service Banking Centers, and 2,336 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 52,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2021, had $541 billion in assets under care, of which it managed $61 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”
Earnings Release End Notes
(a)Non-GAAP measure; see discussion of non-GAAP reconciliation beginning on page 27.
(b)Net losses charged-off as a percent of average portfolio loans and leases presented on an annualized basis.
(c)Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO.
(d)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(e)Current period regulatory capital ratios are estimated.
(f)Assumes a 23% tax rate.
(g)Third quarter 2021 underlying NIM calculated by reducing average interest-earning assets approximately $29.6 billion resulting from excess cash compared to normalized levels (average other short term investments less a $2.5 billion normalized level) and approximately $3.1 billion from average PPP balances (with a corresponding reduction to net interest income of approximately $47 million), resulting in an underlying NIM of approximately 3.03%; Second quarter 2021 underlying NIM calculated by reducing average interest-earning assets approximately $31.1 billion resulting from excess cash compared to normalized levels (average other short term investments less a $2.5 billion normalized level) and approximately $4.8 billion from average PPP balances (with a corresponding reduction to net interest income of approximately $53 million), resulting in an underlying NIM of approximately 3.12%.
(h)Includes commercial customer Eurodollar sweep balances for which the Bank pays rates comparable to other commercial deposit accounts.
(i)Nonperforming portfolio loans and leases as a percent of portfolio loans and leases and OREO.

FORWARD-LOOKING STATEMENTS

This release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. All statements other than statements of historical fact are forward-looking statements. These statements relate to our financial condition, results of operations, plans, objectives, future performance, capital actions or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated by our filings with the U.S. Securities and Exchange Commission (“SEC”). When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this document.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) effects of the global COVID-19 pandemic; (2) deteriorating credit quality; (3) loan concentration by location or industry of borrowers or collateral; (4) problems encountered by other financial institutions; (5) inadequate sources of funding or liquidity; (6) unfavorable actions of rating agencies; (7) inability to maintain or grow deposits; (8) limitations on the ability to receive dividends from subsidiaries; (9) cyber-security risks; (10) Fifth Third’s ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; (11) failures by third-party service providers; (12) inability to manage strategic initiatives and/or organizational changes; (13) inability to implement technology system enhancements; (14) failure of internal controls and other risk management systems; (15) losses related to fraud, theft, misappropriation or violence; (16) inability to attract and retain skilled personnel; (17) adverse impacts of government regulation; (18) governmental or regulatory changes or other actions; (19) failures to meet applicable capital requirements; (20) regulatory objections to Fifth Third’s capital plan; (21) regulation of Fifth Third’s derivatives activities; (22) deposit insurance premiums; (23) assessments for the orderly liquidation fund; (24) replacement of LIBOR; (25) weakness in the national or local economies; (26) global political and economic uncertainty or negative actions; (27) changes in interest rates; (28) changes and trends in capital markets; (29) fluctuation of Fifth Third’s stock price; (30) volatility in mortgage banking revenue; (31) litigation, investigations, and enforcement proceedings by governmental authorities; (32) breaches of contractual covenants, representations and warranties; (33) competition and changes in the financial services industry; (34) changing retail distribution strategies, customer preferences and behavior; (35) difficulties in identifying, acquiring or integrating suitable strategic partnerships, investments or acquisitions; (36) potential dilution from future acquisitions; (37) loss of income and/or difficulties encountered in the sale and separation of businesses, investments or other assets; (38) results of investments or acquired entities; (39) changes in accounting standards or interpretation or declines in the value of Fifth Third’s goodwill or other intangible assets; (40) inaccuracies or other failures from the use of models; (41) effects of critical accounting policies and judgments or the use of inaccurate estimates; (42) weather-related events, other natural disasters, or health emergencies (including pandemics); (43) the impact of reputational risk created by these or other developments on such matters as business generation and retention, funding and liquidity; and (44) changes in law or requirements imposed by Fifth Third’s regulators impacting our capital actions, including dividend payments and stock repurchases.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The information contained herein is intended to be reviewed in its totality, and any stipulations, conditions or provisos that apply to a given piece of information in one part of this press release should be read as applying mutatis mutandis to every other instance of such information appearing herein.
# # #

Quarterly Financial Review for September 30, 2021

Table of Contents

Financial Highlights	14-15
Consolidated Statements of Income	16-17
Consolidated Balance Sheets	18-19
Consolidated Statements of Changes in Equity	20
Average Balance Sheet and Yield Analysis	21-22
Summary of Loans and Leases	23
Regulatory Capital	24
Summary of Credit Loss Experience	25
Asset Quality	26
Non-GAAP Reconciliation	27-29
Segment Presentation	30

Fifth Third Bancorp and Subsidiaries
Financial Highlights				% / bps				% / bps
$ in millions, except per share data	For the Three Months Ended			Change		Year to Date		Change
(unaudited)	September	June	September			September	September
	2021	2021	2020	Seq	Yr/Yr	2021	2020	Yr/Yr
Income Statement Data
Net interest income	$1,189	$1,208	$1,170	(2%)	2%	$3,574	$3,600	(1%)
Net interest income (FTE)(a)	1,192	1,211	1,173	(2%)	2%	3,583	3,610	(1%)
Noninterest income	836	741	722	13%	16%	2,326	2,043	14%
Total revenue (FTE)(a)	2,028	1,952	1,895	4%	7%	5,909	5,653	5%
(Benefit from) provision for credit losses	(42)	(115)	(15)	(63%)	180%	(330)	1,110	NM
Noninterest expense	1,172	1,153	1,161	2%	1%	3,541	3,482	2%
Net income	704	709	581	(1%)	21%	2,107	823	156%
Net income available to common shareholders	684	674	562	1%	22%	2,032	754	169%

Earnings Per Share Data
Net income allocated to common shareholders	$683	$673	$560	1%	22%	$2,027	$751	170%
Average common shares outstanding (in thousands):
Basic	697,457	708,833	715,102	(2%)	(2%)	706,846	714,477	(1%)
Diluted	706,090	718,085	718,894	(2%)	(2%)	715,803	718,943	—
Earnings per share, basic	$0.98	$0.95	$0.78	3%	26%	$2.87	$1.05	173%
Earnings per share, diluted	0.97	0.94	0.78	3%	24%	2.83	1.04	172%

Common Share Data
Cash dividends per common share	$0.30	$0.27	$0.27	11%	11%	$0.84	$0.81	4%
Book value per share	29.59	29.57	29.25	—	1%	29.59	29.25	1%
Market value per share	42.44	38.23	21.32	11%	99%	42.44	21.32	99%
Common shares outstanding (in thousands)	689,790	703,740	712,328	(2%)	(3%)	689,790	712,328	(3%)
Market capitalization	$29,275	$26,904	$15,187	9%	93%	$29,275	$15,187	93%

Financial Ratios
Return on average assets	1.36%	1.38%	1.14%	(2)	22	1.37%	0.58%	79
Return on average common equity	13.0%	13.0%	10.7%	—	230	13.1%	4.9%	820
Return on average tangible common equity(a)	16.9%	16.6%	13.8%	30	310	16.8%	6.5%	NM
Noninterest income as a percent of total revenue(a)	41%	38%	38%	300	300	39%	36%	300
Dividend payout	30.6%	28.4%	34.6%	220	(620)	29.3%	77.1%	NM
Average total Bancorp shareholders' equity as a percent of average assets	11.16%	11.11%	11.33%	5	(17)	11.18%	11.71%	(53)
Tangible common equity(a)	7.01%	7.28%	6.99%	(27)	2	7.01%	6.99%	2
Net interest margin (FTE)(a)	2.59%	2.63%	2.58%	(4)	1	2.61%	2.85%	(24)
Efficiency (FTE)(a)	57.8%	59.1%	61.3%	(130)	(350)	59.9%	61.6%	(170)
Effective tax rate	21.3%	22.1%	22.1%	(80)	(80)	21.6%	21.6%	—

Credit Quality
Net losses charged-off	$21	$44	$101	(52%)	(79%)	$136	$353	(61%)
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.08%	0.16%	0.35%	(8)	(27)	0.17%	0.41%	(24)
ALLL as a percent of portfolio loans and leases	1.81%	1.89%	2.32%	(8)	(51)	1.81%	2.32%	(51)
ACL as a percent of portfolio loans and leases(g)	2.00%	2.06%	2.49%	(6)	(49)	2.00%	2.49%	(49)
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO	0.52%	0.61%	0.84%	(9)	(32)	0.52%	0.84%	(32)

Average Balances
Loans and leases, including held for sale	$113,528	$114,443	$114,613	(1%)	(1%)	$113,890	$115,401	(1%)
Securities and other short-term investments	69,273	70,475	66,091	(2%)	5%	69,589	54,021	29%
Assets	205,449	206,353	202,533	—	1%	205,219	190,973	7%
Transaction deposits(b)	159,404	158,779	148,567	—	7%	157,361	136,293	15%
Core deposits(c)	161,787	161,475	152,278	—	6%	160,067	140,695	14%
Wholesale funding(d)	14,387	16,470	21,762	(13%)	(34%)	16,400	22,441	(27%)
Bancorp shareholders' equity	22,927	22,927	22,952	—	—	22,935	22,364	3%

Regulatory Capital Ratios(e)(f)
CET1 capital	9.85%	10.37%	10.14%	(52)	(29)	9.85%	10.14%	(29)
Tier I risk-based capital	11.27%	11.83%	11.64%	(56)	(37)	11.27%	11.64%	(37)
Total risk-based capital	13.92%	14.60%	14.93%	(68)	(101)	13.92%	14.93%	(101)
Tier I leverage	8.35%	8.55%	8.37%	(20)	(2)	8.35%	8.37%	(2)

Operations
Banking centers	1,100	1,096	1,122	—	(2%)	1,100	1,122	(2%)
ATMs	2,336	2,369	2,414	(1%)	(3%)	2,336	2,414	(3%)
Full-time equivalent employees	19,171	19,402	20,283	(1%)	(5%)	19,171	20,283	(5%)
(a)Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 27.
(b)Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(c)Includes transaction deposits plus other time deposits.
(d)Includes certificates $100,000 and over, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(e)Current period regulatory capital ratios are estimates.
(f)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(g)The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.

Fifth Third Bancorp and Subsidiaries
Financial Highlights
$ in millions, except per share data	For the Three Months Ended
(unaudited)	September	June	March	December	September
	2021	2021	2021	2020	2020
Income Statement Data
Net interest income	$1,189	$1,208	$1,176	$1,182	$1,170
Net interest income (FTE)(a)	1,192	1,211	1,179	1,185	1,173
Noninterest income	836	741	749	787	722
Total revenue (FTE)(a)	2,028	1,952	1,928	1,972	1,895
Benefit from credit losses	(42)	(115)	(173)	(13)	(15)
Noninterest expense	1,172	1,153	1,215	1,236	1,161
Net income	704	709	694	604	581
Net income available to common shareholders	684	674	674	569	562

Earnings Per Share Data
Net income allocated to common shareholders	$683	$673	$672	$567	$560
Average common shares outstanding (in thousands):
Basic	697,457	708,833	714,433	715,482	715,102
Diluted	706,090	718,085	723,425	722,096	718,894
Earnings per share, basic	$0.98	$0.95	$0.94	$0.79	$0.78
Earnings per share, diluted	0.97	0.94	0.93	0.78	0.78

Common Share Data
Cash dividends per common share	$0.30	$0.27	$0.27	$0.27	$0.27
Book value per share	29.59	29.57	28.78	29.46	29.25
Market value per share	42.44	38.23	37.45	27.57	21.32
Common shares outstanding (in thousands)	689,790	703,740	711,596	712,760	712,328
Market capitalization	$29,275	$26,904	$26,649	$19,651	$15,187

Financial Ratios
Return on average assets	1.36%	1.38%	1.38%	1.18%	1.14%
Return on average common equity	13.0%	13.0%	13.1%	10.8%	10.7%
Return on average tangible common equity(a)	16.9%	16.6%	16.8%	13.9%	13.8%
Noninterest income as a percent of total revenue(a)	41%	38%	39%	40%	38%
Dividend payout	30.6%	28.4%	28.7%	34.2%	34.6%
Average total Bancorp shareholders' equity as a percent of average assets	11.16%	11.11%	11.26%	11.34%	11.33%
Tangible common equity(a)	7.01%	7.28%	7.14%	7.11%	6.99%
Net interest margin (FTE)(a)	2.59%	2.63%	2.62%	2.58%	2.58%
Efficiency (FTE)(a)	57.8%	59.1%	63.0%	62.7%	61.3%
Effective tax rate	21.3%	22.1%	21.4%	19.1%	22.1%

Credit Quality
Net losses charged-off	$21	$44	$71	$118	$101
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.08%	0.16%	0.27%	0.43%	0.35%
ALLL as a percent of portfolio loans and leases	1.81%	1.89%	2.03%	2.25%	2.32%
ACL as a percent of portfolio loans and leases(g)	2.00%	2.06%	2.19%	2.41%	2.49%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO	0.52%	0.61%	0.72%	0.79%	0.84%

Average Balances
Loans and leases, including held for sale	$113,528	$114,443	$113,701	$111,464	$114,613
Securities and other short-term investments	69,273	70,475	69,014	70,954	66,091
Assets	205,449	206,353	203,836	203,930	202,533
Transaction deposits(b)	159,404	158,779	153,834	153,053	148,567
Core deposits(c)	161,787	161,475	156,879	156,326	152,278
Wholesale funding(d)	14,387	16,470	18,391	18,716	21,762
Bancorp shareholders' equity	22,927	22,927	22,952	23,126	22,952

Regulatory Capital Ratios(e)(f)
CET1 capital	9.85%	10.37%	10.46%	10.34%	10.14%
Tier I risk-based capital	11.27%	11.83%	11.94%	11.83%	11.64%
Total risk-based capital	13.92%	14.60%	14.80%	15.08%	14.93%
Tier I leverage	8.35%	8.55%	8.61%	8.49%	8.37%

Operations
Banking centers	1,100	1,096	1,098	1,134	1,122
ATMs	2,336	2,369	2,383	2,397	2,414
Full-time equivalent employees	19,171	19,402	19,819	19,872	20,283
(a)Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 27.
(b)Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(c)Includes transaction deposits plus other time deposits.
(d)Includes certificates $100,000 and over, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(e)Current period regulatory capital ratios are estimates.
(f)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(g)The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended			% Change		Year to Date		% Change
(unaudited)	September	June	September			September	September
	2021	2021	2020	Seq	Yr/Yr	2021	2020	Yr/Yr
Interest Income
Interest and fees on loans and leases	$1,014	$1,035	$1,047	(2%)	(3%)	$3,078	$3,397	(9%)
Interest on securities	266	279	274	(5%)	(3%)	809	840	(4%)
Interest on other short-term investments	12	9	8	33%	50%	29	20	45%
Total interest income	1,292	1,323	1,329	(2%)	(3%)	3,916	4,257	(8%)

Interest Expense
Interest on deposits	12	15	46	(20%)	(74%)	48	295	(84%)
Interest on federal funds purchased	—	—	—	—	—	—	2	(100%)
Interest on other short-term borrowings	—	—	5	—	(100%)	1	13	(92%)
Interest on long-term debt	91	100	108	(9%)	(16%)	293	347	(16%)
Total interest expense	103	115	159	(10%)	(35%)	342	657	(48%)

Net Interest Income	1,189	1,208	1,170	(2%)	2%	3,574	3,600	(1%)

(Benefit from) provision for credit losses	(42)	(115)	(15)	(63%)	180%	(330)	1,110	NM
Net Interest Income After (Benefit from) Provision for Credit Losses	1,231	1,323	1,185	(7%)	4%	3,904	2,490	57%

Noninterest Income
Service charges on deposits	152	149	144	2%	6%	445	414	7%
Commercial banking revenue	152	160	125	(5%)	22%	465	387	20%
Mortgage banking net revenue	86	64	76	34%	13%	235	295	(20%)
Wealth and asset management revenue	147	145	132	1%	11%	436	387	13%
Card and processing revenue	102	102	92	—	11%	298	260	15%
Leasing business revenue	78	61	77	28%	1%	226	207	9%
Other noninterest income	120	49	26	145%	362%	211	42	402%
Securities gains (losses), net	(1)	10	51	NM	NM	12	48	(75%)
Securities (losses) gains, net - non-qualifying hedges on mortgage servicing rights	—	1	(1)	(100%)	(100%)	(2)	3	NM
Total noninterest income	836	741	722	13%	16%	2,326	2,043	14%

Noninterest Expense
Compensation and benefits	627	638	637	(2%)	(2%)	1,971	1,911	3%
Net occupancy expense	79	77	90	3%	(12%)	235	254	(7%)
Technology and communications	98	94	89	4%	10%	285	272	5%
Equipment expense	34	34	33	—	3%	102	97	5%
Card and processing expense	19	20	29	(5%)	(34%)	70	89	(21%)
Leasing business expense	33	33	35	—	(6%)	102	103	(1%)
Marketing expense	29	20	23	45%	26%	72	74	(3%)
Other noninterest expense	253	237	225	7%	12%	704	682	3%
Total noninterest expense	1,172	1,153	1,161	2%	1%	3,541	3,482	2%
Income Before Income Taxes	895	911	746	(2%)	20%	2,689	1,051	156%
Applicable income tax expense	191	202	165	(5%)	16%	582	228	155%
Net Income	704	709	581	(1%)	21%	2,107	823	156%
Dividends on preferred stock	20	35	19	(43%)	5%	75	69	9%
Net Income Available to Common Shareholders	$684	$674	$562	1%	22%	$2,032	$754	169%

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended
(unaudited)	September	June	March	December	September
	2021	2021	2021	2020	2020
Interest Income
Interest and fees on loans and leases	$1,014	$1,035	$1,030	$1,028	$1,047
Interest on securities	266	279	264	278	274
Interest on other short-term investments	12	9	8	9	8
Total interest income	1,292	1,323	1,302	1,315	1,329

Interest Expense
Interest on deposits	12	15	21	27	46
Interest on other short-term borrowings	—	—	1	1	5
Interest on long-term debt	91	100	104	105	108
Total interest expense	103	115	126	133	159

Net Interest Income	1,189	1,208	1,176	1,182	1,170

Benefit from credit losses	(42)	(115)	(173)	(13)	(15)
Net Interest Income After Benefit from Credit Losses	1,231	1,323	1,349	1,195	1,185

Noninterest Income
Service charges on deposits	152	149	144	146	144
Commercial banking revenue	152	160	153	141	125
Mortgage banking net revenue	86	64	85	25	76
Wealth and asset management revenue	147	145	143	133	132
Card and processing revenue	102	102	94	92	92
Leasing business revenue	78	61	87	69	77
Other noninterest income	120	49	42	168	26
Securities (losses) gains, net	(1)	10	3	14	51
Securities (losses) gains, net - non-qualifying hedges on mortgage servicing rights	—	1	(2)	(1)	(1)
Total noninterest income	836	741	749	787	722

Noninterest Expense
Compensation and benefits	627	638	706	679	637
Net occupancy expense	79	77	79	98	90
Technology and communications	98	94	93	90	89
Equipment expense	34	34	34	34	33
Card and processing expense	19	20	30	31	29
Leasing business expense	33	33	35	37	35
Marketing expense	29	20	23	30	23
Other noninterest expense	253	237	215	237	225
Total noninterest expense	1,172	1,153	1,215	1,236	1,161
Income Before Income Taxes	895	911	883	746	746
Applicable income tax expense	191	202	189	142	165
Net Income	704	709	694	604	581
Dividends on preferred stock	20	35	20	35	19
Net Income Available to Common Shareholders	$684	$674	$674	$569	$562

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of			% Change
(unaudited)	September	June	September
	2021	2021	2020	Seq	Yr/Yr
Assets
Cash and due from banks	$3,213	$3,285	$2,996	(2%)	7%
Other short-term investments	34,203	32,409	31,285	6%	9%
Available-for-sale debt and other securities(a)	37,870	38,012	37,425	—	1%
Held-to-maturity securities(b)	8	10	15	(20%)	(47%)
Trading debt securities	685	711	704	(4%)	(3%)
Equity securities	329	341	277	(4%)	19%
Loans and leases held for sale	5,203	5,730	2,323	(9%)	124%
Portfolio loans and leases:
Commercial and industrial loans	47,834	47,564	51,695	1%	(7%)
Commercial mortgage loans	10,300	10,347	10,878	—	(5%)
Commercial construction loans	5,456	5,871	5,656	(7%)	(4%)
Commercial leases	3,130	3,238	3,021	(3%)	4%
Total commercial loans and leases	66,720	67,020	71,250	—	(6%)
Residential mortgage loans	16,158	16,131	16,158	—	—
Home equity	4,276	4,545	5,455	(6%)	(22%)
Indirect secured consumer loans	16,004	15,192	12,925	5%	24%
Credit card	1,744	1,793	2,087	(3%)	(16%)
Other consumer loans	3,009	3,052	2,856	(1%)	5%
Total consumer loans	41,191	40,713	39,481	1%	4%
Portfolio loans and leases	107,911	107,733	110,731	—	(3%)
Allowance for loan and lease losses	(1,954)	(2,033)	(2,574)	(4%)	(24%)
Portfolio loans and leases, net	105,957	105,700	108,157	—	(2%)
Bank premises and equipment	2,101	2,073	2,090	1%	1%
Operating lease equipment	647	715	818	(10%)	(21%)
Goodwill	4,514	4,259	4,261	6%	6%
Intangible assets	169	117	157	44%	8%
Servicing rights	943	818	660	15%	43%
Other assets	11,889	11,210	10,828	6%	10%
Total Assets	$207,731	$205,390	$201,996	1%	3%

Liabilities
Deposits:
Demand	$63,879	$62,760	$51,896	2%	23%
Interest checking	45,964	44,872	49,566	2%	(7%)
Savings	21,423	20,667	17,221	4%	24%
Money market	30,652	30,564	31,192	—	(2%)
Foreign office	202	152	160	33%	26%
Other time	2,204	2,408	3,337	(8%)	(34%)
Certificates $100,000 and over	784	860	3,311	(9%)	(76%)
Total deposits	165,108	162,283	156,683	2%	5%
Federal funds purchased	309	338	251	(9%)	23%
Other short-term borrowings	949	1,130	1,196	(16%)	(21%)
Accrued taxes, interest and expenses	2,083	2,045	2,500	2%	(17%)
Other liabilities	5,339	4,304	3,292	24%	62%
Long-term debt	11,419	12,364	15,123	(8%)	(24%)
Total Liabilities	185,207	182,464	179,045	2%	3%
Equity
Common stock(c)	2,051	2,051	2,051	—	—
Preferred stock	2,116	2,116	2,116	—	—
Capital surplus	3,611	3,602	3,624	—	—
Retained earnings	19,817	19,343	18,010	2%	10%
Accumulated other comprehensive income	1,637	1,974	2,831	(17%)	(42%)
Treasury stock	(6,708)	(6,160)	(5,681)	9%	18%
Total Equity	22,524	22,926	22,951	(2%)	(2%)
Total Liabilities and Equity	$207,731	$205,390	$201,996	1%	3%
(a) Amortized cost	$36,308	$36,081	$34,693	1%	5%
(b) Market values	8	10	15	(20%)	(47%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	689,790	703,740	712,328	(2%)	(3%)
Treasury	234,102	220,153	211,565	6%	11%

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of
(unaudited)	September	June	March	December	September
	2021	2021	2021	2020	2020
Assets
Cash and due from banks	$3,213	$3,285	$3,122	$3,147	$2,996
Other short-term investments	34,203	32,409	34,187	33,399	31,285
Available-for-sale debt and other securities(a)	37,870	38,012	37,595	37,513	37,425
Held-to-maturity securities(b)	8	10	10	11	15
Trading debt securities	685	711	728	560	704
Equity securities	329	341	315	313	277
Loans and leases held for sale	5,203	5,730	5,477	4,741	2,323
Portfolio loans and leases:
Commercial and industrial loans	47,834	47,564	49,094	49,665	51,695
Commercial mortgage loans	10,300	10,347	10,481	10,602	10,878
Commercial construction loans	5,456	5,871	6,198	5,815	5,656
Commercial leases	3,130	3,238	3,255	2,915	3,021
Total commercial loans and leases	66,720	67,020	69,028	68,997	71,250
Residential mortgage loans	16,158	16,131	15,776	15,928	16,158
Home equity	4,276	4,545	4,815	5,183	5,455
Indirect secured consumer loans	16,004	15,192	14,336	13,653	12,925
Credit card	1,744	1,793	1,810	2,007	2,087
Other consumer loans	3,009	3,052	3,090	3,014	2,856
Total consumer loans	41,191	40,713	39,827	39,785	39,481
Portfolio loans and leases	107,911	107,733	108,855	108,782	110,731
Allowance for loan and lease losses	(1,954)	(2,033)	(2,208)	(2,453)	(2,574)
Portfolio loans and leases, net	105,957	105,700	106,647	106,329	108,157
Bank premises and equipment	2,101	2,073	2,072	2,088	2,090
Operating lease equipment	647	715	718	777	818
Goodwill	4,514	4,259	4,259	4,258	4,261
Intangible assets	169	117	127	139	157
Servicing rights	943	818	784	656	660
Other assets	11,889	11,210	10,858	10,749	10,828
Total Assets	$207,731	$205,390	$206,899	$204,680	$201,996

Liabilities
Deposits:
Demand	$63,879	$62,760	$61,363	$57,711	$51,896
Interest checking	45,964	44,872	45,582	47,270	49,566
Savings	21,423	20,667	20,162	18,258	17,221
Money market	30,652	30,564	30,630	30,650	31,192
Foreign office	202	152	113	143	160
Other time	2,204	2,408	2,759	3,023	3,337
Certificates $100,000 and over	784	860	1,784	2,026	3,311
Total deposits	165,108	162,283	162,393	159,081	156,683
Federal funds purchased	309	338	302	300	251
Other short-term borrowings	949	1,130	1,106	1,192	1,196
Accrued taxes, interest and expenses	2,083	2,045	1,879	2,614	2,500
Other liabilities	5,339	4,304	3,881	3,409	3,292
Long-term debt	11,419	12,364	14,743	14,973	15,123
Total Liabilities	185,207	182,464	184,304	181,569	179,045
Equity
Common stock(c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	2,116	2,116	2,116	2,116	2,116
Capital surplus	3,611	3,602	3,592	3,635	3,624
Retained earnings	19,817	19,343	18,863	18,384	18,010
Accumulated other comprehensive income	1,637	1,974	1,792	2,601	2,831
Treasury stock	(6,708)	(6,160)	(5,819)	(5,676)	(5,681)
Total Equity	22,524	22,926	22,595	23,111	22,951
Total Liabilities and Equity	$207,731	$205,390	$206,899	$204,680	$201,996
(a) Amortized cost	$36,308	$36,081	$35,963	$34,982	$34,693
(b) Market values	8	10	10	11	15
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	689,790	703,740	711,596	712,760	712,328
Treasury	234,102	220,153	212,297	211,132	211,565

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Changes in Equity
$ in millions
(unaudited)
	For the Three Months Ended		Year to Date
	September	September	September	September
	2021	2020	2021	2020
Total Equity, Beginning	$22,926	$22,335	$23,111	$21,203
Net income	704	581	2,107	823
Other comprehensive (loss) income, net of tax:
Change in unrealized (losses) gains:
Available-for-sale debt securities	(282)	(66)	(741)	1,272
Qualifying cash flow hedges	(56)	(55)	(226)	364
Change in accumulated other comprehensive income related to employee benefit plans	1	1	3	3
Comprehensive income	367	461	1,143	2,462
Cash dividends declared:
Common stock	(210)	(195)	(597)	(585)
Preferred stock	(20)	(19)	(75)	(69)
Impact of stock transactions under stock compensation plans, net	11	23	20	66
Shares acquired for treasury	(550)	—	(1,077)	—
Other	—	—	(1)	—
Issuance of preferred stock	—	346	—	346
Impact of cumulative effect of change in accounting principles	—	—	—	(472)
Total Equity, Ending	$22,524	$22,951	$22,524	$22,951

Fifth Third Bancorp and Subsidiaries
Average Balance Sheet and Yield/Rate Analysis	For the Three Months Ended
$ in millions	September		June		September
(unaudited)	2021		2021		2020
	Average	Average	Average	Average	Average	Average
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest-earning assets:
Loans and leases:
Commercial and industrial loans(a)	$47,774	3.54%	$48,817	3.62%	$54,056	3.35%
Commercial mortgage loans(a)	10,339	3.00%	10,467	3.11%	11,071	3.12%
Commercial construction loans(a)	5,729	3.12%	6,043	3.09%	5,534	3.18%
Commercial leases(a)	3,158	2.84%	3,174	2.94%	2,966	3.44%
Total commercial loans and leases	67,000	3.39%	68,501	3.47%	73,627	3.30%
Residential mortgage loans	21,750	3.21%	21,740	3.29%	17,814	3.48%
Home equity	4,409	3.59%	4,674	3.60%	5,581	3.59%
Indirect secured consumer loans	15,590	3.27%	14,702	3.41%	12,599	3.93%
Credit card	1,748	12.38%	1,770	12.13%	2,134	11.37%
Other consumer loans	3,031	5.91%	3,056	5.96%	2,858	6.46%
Total consumer loans	46,528	3.79%	45,942	3.88%	40,986	4.25%
Total loans and leases	113,528	3.55%	114,443	3.63%	114,613	3.64%
Securities:
Taxable securities	36,177	2.86%	36,097	3.06%	36,147	3.01%
Tax exempt securities(a)	1,031	2.22%	820	2.47%	153	2.99%
Other short-term investments	32,065	0.15%	33,558	0.11%	29,791	0.10%
Total interest-earning assets	182,801	2.81%	184,918	2.88%	180,704	2.93%
Cash and due from banks	3,114		3,033		2,944
Other assets	21,566		20,608		21,583
Allowance for loan and lease losses	(2,032)		(2,206)		(2,698)
Total Assets	$205,449		$206,353		$202,533

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$45,128	0.05%	$45,307	0.06%	$49,800	0.10%
Savings deposits	20,941	0.02%	20,494	0.02%	17,013	0.04%
Money market deposits	30,514	0.03%	30,844	0.05%	31,151	0.14%
Foreign office deposits	195	0.03%	140	0.03%	189	0.06%
Other time deposits	2,383	0.16%	2,696	0.27%	3,711	0.95%
Total interest-bearing core deposits	99,161	0.04%	99,481	0.05%	101,864	0.13%
Certificates $100,000 and over	860	0.61%	1,144	0.80%	3,633	1.26%
Federal funds purchased	348	0.13%	346	0.10%	273	0.20%
Other short-term borrowings	1,122	0.12%	1,097	0.12%	1,626	1.28%
Long-term debt	12,057	2.98%	13,883	2.85%	16,230	2.62%
Total interest-bearing liabilities	113,548	0.36%	115,951	0.40%	123,626	0.51%
Demand deposits	62,626		61,994		50,414
Other liabilities	6,348		5,481		5,541
Total Liabilities	182,522		183,426		179,581
Total Equity	22,927		22,927		22,952
Total Liabilities and Equity	$205,449		$206,353		$202,533
Ratios:
Net interest margin (FTE)(b)		2.59%		2.63%		2.58%
Net interest rate spread (FTE)(b)		2.45%		2.48%		2.42%
Interest-bearing liabilities to interest-earning assets		62.12%		62.70%		68.41%
(a) Average Yield/Rate of these assets are presented on an FTE basis.
(b) Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 27.

Fifth Third Bancorp and Subsidiaries
Average Balance Sheet and Yield/Rate Analysis	Year to Date
$ in millions	September		September
(unaudited)	2021		2020
	Average	Average	Average	Average
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest-earning assets:
Loans and leases:
Commercial and industrial loans(a)	$48,761	3.59%	$54,948	3.67%
Commercial mortgage loans(a)	10,446	3.06%	11,105	3.66%
Commercial construction loans(a)	5,936	3.14%	5,405	3.82%
Commercial leases(a)	3,154	2.98%	3,074	3.46%
Total commercial loans and leases	68,297	3.44%	74,532	3.67%
Residential mortgage loans	21,316	3.28%	17,748	3.55%
Home equity	4,695	3.59%	5,802	3.98%
Indirect secured consumer loans	14,755	3.41%	12,179	4.02%
Credit card	1,798	12.29%	2,293	11.61%
Other consumer loans	3,029	5.99%	2,847	6.88%
Total consumer loans	45,593	3.89%	40,869	4.43%
Total loans and leases	113,890	3.62%	115,401	3.94%
Securities:
Taxable securities	36,014	2.96%	36,312	3.08%
Tax exempt securities(a)	797	2.32%	157	3.00%
Other short-term investments	32,778	0.12%	17,552	0.15%
Total interest-earning assets	183,479	2.86%	169,422	3.36%
Cash and due from banks	3,046		2,981
Other assets	20,922		20,870
Allowance for loan and lease losses	(2,228)		(2,300)
Total Assets	$205,219		$190,973

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$45,333	0.06%	$46,631	0.33%
Savings deposits	20,136	0.02%	16,031	0.07%
Money market deposits	30,653	0.04%	29,434	0.38%
Foreign office deposits	155	0.04%	193	0.25%
Other time deposits	2,706	0.30%	4,402	1.27%
Total interest-bearing core deposits	98,983	0.05%	96,691	0.35%
Certificates $100,000 and over	1,334	0.90%	3,685	1.56%
Other deposits	—	—	95	0.76%
Federal funds purchased	339	0.12%	412	0.68%
Other short-term borrowings	1,142	0.16%	1,916	0.90%
Long-term debt	13,585	2.88%	16,333	2.84%
Total interest-bearing liabilities	115,383	0.40%	119,132	0.74%
Demand deposits	61,084		44,004
Other liabilities	5,817		5,473
Total Liabilities	182,284		168,609
Total Equity	22,935		22,364
Total Liabilities and Equity	$205,219		$190,973
Ratios:
Net interest margin (FTE)(b)		2.61%		2.85%
Net interest rate spread (FTE)(b)		2.46%		2.62%
Interest-bearing liabilities to interest-earning assets		62.89%		70.32%
(a) Average Yield/Rate of these assets are presented on an FTE basis.
(b) Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 27.

Fifth Third Bancorp and Subsidiaries
Summary of Loans and Leases
$ in millions	For the Three Months Ended
(unaudited)	September	June	March	December	September
	2021	2021	2021	2020	2020
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$47,766	$48,773	$49,629	$50,385	$54,004
Commercial mortgage loans	10,317	10,459	10,532	10,727	11,069
Commercial construction loans	5,728	6,043	6,039	5,820	5,534
Commercial leases	3,158	3,174	3,114	2,932	2,966
Total commercial loans and leases	66,969	68,449	69,314	69,864	73,573
Consumer loans:
Residential mortgage loans	16,223	15,883	15,803	16,016	16,618
Home equity	4,409	4,674	5,009	5,315	5,581
Indirect secured consumer loans	15,590	14,702	13,955	13,272	12,599
Credit card	1,748	1,770	1,879	2,042	2,134
Other consumer loans	3,031	3,056	2,996	2,851	2,857
Total consumer loans	41,001	40,085	39,642	39,496	39,789
Total average portfolio loans and leases	$107,970	$108,534	$108,956	$109,360	$113,362

Average Loans and Leases Held for Sale
Commercial loans and leases held for sale	$31	$52	$104	$56	$55
Consumer loans held for sale	5,527	5,857	4,641	2,048	1,196
Average loans and leases held for sale	$5,558	$5,909	$4,745	$2,104	$1,251

Average PPP loans(a)	$3,071	$4,810	$5,200	$5,098	$5,216
Average portfolio commercial and industrial loans - excluding PPP loans	44,695	43,963	44,429	45,287	48,788
Total average portfolio commercial and industrial loans	$47,766	$48,773	$49,629	$50,385	$54,004

End of Period Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$47,834	$47,564	$49,094	$49,665	$51,695
Commercial mortgage loans	10,300	10,347	10,481	10,602	10,878
Commercial construction loans	5,456	5,871	6,198	5,815	5,656
Commercial leases	3,130	3,238	3,255	2,915	3,021
Total commercial loans and leases	66,720	67,020	69,028	68,997	71,250
Consumer loans:
Residential mortgage loans	16,158	16,131	15,776	15,928	16,158
Home equity	4,276	4,545	4,815	5,183	5,455
Indirect secured consumer loans	16,004	15,192	14,336	13,653	12,925
Credit card	1,744	1,793	1,810	2,007	2,087
Other consumer loans	3,009	3,052	3,090	3,014	2,856
Total consumer loans	41,191	40,713	39,827	39,785	39,481
Total portfolio loans and leases	$107,911	$107,733	$108,855	$108,782	$110,731

End of Period Loans and Leases Held for Sale
Commercial loans and leases held for sale	$2	$46	$80	$276	$59
Consumer loans held for sale	5,201	5,684	5,397	4,465	2,264
Loans and leases held for sale	$5,203	$5,730	$5,477	$4,741	$2,323

Operating lease equipment	$647	$715	$718	$777	$818

Loans and Leases Serviced for Others(b)
Commercial and industrial loans	$879	$919	$1,011	$979	$903
Commercial mortgage loans	620	623	639	653	585
Commercial construction loans	487	528	592	601	623
Commercial leases	555	536	547	569	584
Residential mortgage loans	77,929	71,496	65,922	68,800	73,521
Other consumer loans	50	50	50	50	50
Total loans and leases serviced for others	80,520	74,152	68,761	71,652	76,266
Total loans and leases serviced	$194,281	$188,330	$183,811	$185,952	$190,138

End of period PPP loans(a)	$2,344	$3,685	$5,381	$4,844	$5,242
End of period portfolio commercial and industrial loans - excluding PPP loans	45,490	43,879	43,713	44,821	46,453
Total end of period portfolio commercial and industrial loans	$47,834	$47,564	$49,094	$49,665	$51,695
(a)Paycheck Protection Program loans are included in commercial and industrial loans in the Condensed Consolidated Balance Sheets.
(b)Fifth Third sells certain loans and leases and obtains servicing responsibilities.

Fifth Third Bancorp and Subsidiaries
Regulatory Capital
$ in millions	As of
(unaudited)	September	June	March	December	September
	2021(a)	2021	2021	2020	2020
Regulatory Capital(b)
CET1 capital	$14,673	$15,050	$14,931	$14,682	$14,307
Additional tier I capital	2,116	2,116	2,117	2,115	2,115
Tier I capital	16,789	17,166	17,048	16,797	16,422
Tier II capital	3,952	4,018	4,083	4,615	4,645
Total regulatory capital	$20,741	$21,184	$21,131	$21,412	$21,067
Risk-weighted assets	$148,982	$145,084	$142,799	$141,974	$141,083

Ratios
Average total Bancorp shareholders' equity as a percent of average assets	11.16%	11.11%	11.26%	11.34%	11.33%

Regulatory Capital Ratios(b)
Fifth Third Bancorp
CET1 capital	9.85%	10.37%	10.46%	10.34%	10.14%
Tier I risk-based capital	11.27%	11.83%	11.94%	11.83%	11.64%
Total risk-based capital	13.92%	14.60%	14.80%	15.08%	14.93%
Tier I leverage	8.35%	8.55%	8.61%	8.49%	8.37%

Fifth Third Bank
Tier I risk-based capital	11.26%	11.67%	12.70%	12.28%	12.25%
Total risk-based capital	12.79%	13.27%	14.41%	14.17%	14.14%
Tier I leverage	8.35%	8.46%	9.19%	8.85%	8.85%
(a)Current period regulatory capital data and ratios are estimated.
(b)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.

Fifth Third Bancorp and Subsidiaries
Summary of Credit Loss Experience
$ in millions	For the Three Months Ended
(unaudited)	September	June	March	December	September
	2021	2021	2021	2020	2020
Average portfolio loans and leases:
Commercial and industrial loans	$47,766	$48,773	$49,629	$50,385	$54,004
Commercial mortgage loans	10,317	10,459	10,532	10,727	11,069
Commercial construction loans	5,728	6,043	6,039	5,820	5,534
Commercial leases	3,158	3,174	3,114	2,932	2,966
Total commercial loans and leases	66,969	68,449	69,314	69,864	73,573
Residential mortgage loans	16,223	15,883	15,803	16,016	16,618
Home equity	4,409	4,674	5,009	5,315	5,581
Indirect secured consumer loans	15,590	14,702	13,955	13,272	12,599
Credit card	1,748	1,770	1,879	2,042	2,134
Other consumer loans	3,031	3,056	2,996	2,851	2,857
Total consumer loans	41,001	40,085	39,642	39,496	39,789
Total average portfolio loans and leases	$107,970	$108,534	$108,956	$109,360	$113,362

Losses charged-off:
Commercial and industrial loans	($10)	($36)	($32)	($44)	($45)
Commercial mortgage loans	—	(8)	(3)	(31)	(11)
Commercial leases	—	(1)	—	—	(10)
Total commercial loans and leases	(10)	(45)	(35)	(75)	(66)
Residential mortgage loans	(1)	(1)	(1)	(4)	(1)
Home equity	(2)	(2)	(3)	(3)	(4)
Indirect secured consumer loans	(9)	(11)	(18)	(19)	(11)
Credit card	(17)	(26)	(31)	(31)	(34)
Other consumer loans	(17)	(18)	(21)	(22)	(19)
Total consumer loans	(46)	(58)	(74)	(79)	(69)
Total losses charged-off	($56)	($103)	($109)	($154)	($135)

Recoveries of losses previously charged-off:
Commercial and industrial loans	$5	$23	$5	$3	$3
Commercial mortgage loans	1	2	1	1	—
Commercial leases	—	3	1	1	2
Total commercial loans and leases	6	28	7	5	5
Residential mortgage loans	2	1	1	2	2
Home equity	3	3	3	3	3
Indirect secured consumer loans	10	11	9	10	8
Credit card	5	6	6	6	5
Other consumer loans	9	10	12	10	11
Total consumer loans	29	31	31	31	29
Total recoveries of losses previously charged-off	$35	$59	$38	$36	$34

Net losses charged-off:
Commercial and industrial loans	($5)	($13)	($27)	($41)	($42)
Commercial mortgage loans	1	(6)	(2)	(30)	(11)
Commercial leases	—	2	1	1	(8)
Total commercial loans and leases	(4)	(17)	(28)	(70)	(61)
Residential mortgage loans	1	—	—	(2)	1
Home equity	1	1	—	—	(1)
Indirect secured consumer loans	1	—	(9)	(9)	(3)
Credit card	(12)	(20)	(25)	(25)	(29)
Other consumer loans	(8)	(8)	(9)	(12)	(8)
Total consumer loans	(17)	(27)	(43)	(48)	(40)
Total net losses charged-off	($21)	($44)	($71)	($118)	($101)

Net losses charged-off as a percent of average portfolio loans and leases (annualized):
Commercial and industrial loans	0.04%	0.11%	0.22%	0.33%	0.31%
Commercial mortgage loans	(0.03%)	0.22%	0.09%	1.13%	0.39%
Commercial leases	—	(0.21%)	(0.09%)	(0.15%)	1.09%
Total commercial loans and leases	0.03%	0.10%	0.17%	0.40%	0.33%
Residential mortgage loans	(0.02%)	(0.01%)	(0.01%)	0.04%	(0.02%)
Home equity	(0.13%)	(0.09%)	0.01%	—	0.07%
Indirect secured consumer loans	(0.02%)	0.01%	0.25%	0.28%	0.11%
Credit card	2.70%	4.52%	5.50%	4.95%	5.44%
Other consumer loans	1.05%	0.91%	1.17%	1.50%	1.05%
Total consumer loans	0.16%	0.26%	0.43%	0.47%	0.40%
Total net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.08%	0.16%	0.27%	0.43%	0.35%

Fifth Third Bancorp and Subsidiaries
Asset Quality
$ in millions	For the Three Months Ended
(unaudited)	September	June	March	December	September
	2021	2021	2021	2020	2020
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$2,033	$2,208	$2,453	$2,574	$2,696
Total net losses charged-off	(21)	(44)	(71)	(118)	(101)
Benefit from loan and lease losses	(58)	(131)	(174)	(3)	(21)
Allowance for loan and lease losses, ending	$1,954	$2,033	$2,208	$2,453	$2,574

Reserve for unfunded commitments, beginning	$189	$173	$172	$182	$176
Provision for (benefit from) the reserve for unfunded commitments	16	16	1	(10)	6
Reserve for unfunded commitments, ending	$205	$189	$173	$172	$182

Components of allowance for credit losses:
Allowance for loan and lease losses	$1,954	$2,033	$2,208	$2,453	$2,574
Reserve for unfunded commitments	205	189	173	172	182
Total allowance for credit losses	$2,159	$2,222	$2,381	$2,625	$2,756

	As of
	September	June	March	December	September
	2021	2021	2021	2020	2020
Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$172	$193	$197	$230	$266
Commercial mortgage loans	43	43	50	82	99
Commercial construction loans	—	—	1	—	—
Commercial leases	6	9	6	7	16
Residential mortgage loans	13	17	22	25	30
Home equity	48	53	55	52	50
Indirect secured consumer loans	5	6	6	9	8
Other consumer loans	1	1	2	2	3
Total nonaccrual portfolio loans and leases (excludes restructured loans)	288	322	339	407	472
Nonaccrual restructured portfolio commercial loans and leases	128	164	255	319	307
Nonaccrual restructured portfolio consumer loans and leases(c)	112	135	147	108	112
Total nonaccrual portfolio loans and leases	528	621	741	834	891
Repossessed property	4	5	7	9	7
OREO	27	31	35	21	33
Total nonperforming portfolio loans and leases and OREO	559	657	783	864	931
Nonaccrual loans held for sale	—	13	2	5	10
Nonaccrual restructured loans held for sale	1	27	20	1	1
Total nonperforming assets	$560	$697	$805	$870	$942

Restructured portfolio consumer loans and leases (accrual)	$684	$699	$763	$796	$818
Restructured portfolio commercial loans and leases (accrual)	$74	$80	$81	$92	$123

Loans and leases 90 days past due (accrual):
Commercial and industrial loans	$4	$2	$8	$39	$4
Commercial mortgage loans	2	4	7	8	26
Commercial construction loans	—	—	1	—	—
Commercial leases	1	—	—	1	2
Total commercial loans and leases	7	6	16	48	32
Residential mortgage loans(c)	61	57	73	70	67
Home equity	1	1	1	2	2
Indirect secured consumer loans	8	4	8	10	10
Credit card	14	14	25	31	27
Other consumer loans	1	1	1	2	1
Total consumer loans	85	77	108	115	107
Total loans and leases 90 days past due (accrual)(b)	$92	$83	$124	$163	$139
Ratios
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.08%	0.16%	0.27%	0.43%	0.35%
Allowance for credit losses:
As a percent of portfolio loans and leases	2.00%	2.06%	2.19%	2.41%	2.49%
As a percent of nonperforming portfolio loans and leases(a)	409%	358%	321%	315%	309%
As a percent of nonperforming portfolio assets(a)	386%	338%	304%	304%	296%
Nonperforming portfolio loans and leases as a percent of portfolio loans and leases and OREO(a)	0.49%	0.58%	0.68%	0.77%	0.80%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO(a)	0.52%	0.61%	0.72%	0.79%	0.84%
Nonperforming assets as a percent of total loans and leases, OREO, and repossessed property	0.49%	0.61%	0.70%	0.77%	0.83%
(a) Excludes nonaccrual loans held for sale.
(b) Excludes loans held for sale.
(c) Excludes government guaranteed residential mortgage loans.

Use of Non-GAAP Financial Measures
In addition to GAAP measures, management considers various non-GAAP measures when evaluating the performance of the business, including: “net interest income (FTE),” “interest income (FTE),” “net interest margin (FTE),” “net interest rate spread (FTE),” “income before income taxes (FTE),” “tangible net income available to common shareholders,” “average tangible common equity,” “return on average tangible common equity,” “tangible common equity (excluding AOCI),” “tangible common equity (including AOCI),” “tangible equity,” “tangible book value per share,” “adjusted noninterest income,” “noninterest income excluding certain items,” “adjusted noninterest expense,” “noninterest expense excluding certain items,” “pre-provision net revenue,” “adjusted efficiency ratio,” “adjusted return on average common equity,” “adjusted return on average tangible common equity,” “adjusted return on average tangible common equity, excluding accumulated other comprehensive income,” “underlying net interest margin,” “adjusted pre-provision net revenue,” “adjusted return on average assets,” “efficiency ratio (FTE),” “total revenue (FTE),” “noninterest income as a percent of total revenue”, and certain ratios derived from these measures. The Bancorp believes these non-GAAP measures provide useful information to investors because these are among the measures used by the Fifth Third management team to evaluate operating performance and to make day-to-day operating decisions.

The FTE basis adjusts for the tax-favored status of income from certain loans and securities held by the Bancorp that are not taxable for federal income tax purposes. The Bancorp believes this presentation to be the preferred industry measurement of net interest income and net interest margin as it provides a relevant comparison between taxable and non-taxable amounts.

The Bancorp believes tangible net income available to common shareholders, average tangible common equity, tangible common equity (excluding AOCI), tangible common equity (including AOCI), tangible equity, tangible book value per share and return on average tangible common equity are important measures for evaluating the performance of the business without the impacts of intangible items, whether acquired or created internally, in a manner comparable to other companies in the industry who present similar measures.

The Bancorp believes noninterest income, noninterest expense, net interest income, net interest margin, pre-provision net revenue, efficiency ratio, noninterest income as a percent of total revenue, return on average common equity, return on average tangible common equity, and return on average assets are important measures that adjust for significant, unusual, or large transactions that may occur in a reporting period which management does not consider indicative of ongoing financial performance and enhances comparability of results with prior periods.

The Bancorp believes noninterest income excluding certain items and noninterest expense excluding certain items are important measures that adjust for certain components that are prone to significant period-to-period changes in order to facilitate the explanation of variances in the noninterest income and noninterest expense line items.

Management considers various measures when evaluating capital utilization and adequacy, including the tangible equity and tangible common equity (including and excluding AOCI), in addition to capital ratios defined by U.S. banking agencies. These calculations are intended to complement the capital ratios defined by U.S. banking agencies for both absolute and comparative purposes. These ratios are not formally defined by U.S. GAAP or codified in the federal banking regulations and, therefore, are considered to be non-GAAP financial measures. Management believes that providing the tangible common equity ratio excluding AOCI on certain assets and liabilities enables investors and others to assess the Bancorp’s use of equity without the effects of changes in AOCI, some of which are uncertain; providing the tangible common equity ratio including AOCI enables investors and others to assess the Bancorp’s use of equity if components of AOCI, such as unrealized gains or losses, were to be monetized.

Please note that although non-GAAP financial measures provide useful insight, they should not be considered in isolation or relied upon as a substitute for analysis using GAAP measures.

Please see reconciliations of all historical non-GAAP measures used in this release to the most directly comparable GAAP measures, beginning on the following page.

	Fifth Third Bancorp and Subsidiaries
	Non-GAAP Reconciliation
	$ and shares in millions	As of and For the Three Months Ended
	(unaudited)	September	June	March	December	September
		2021	2021	2021	2020	2020
	Net interest income	$1,189	$1,208	$1,176	$1,182	$1,170
	Add: Taxable equivalent adjustment	3	3	3	3	3
	Net interest income (FTE) (a)	1,192	1,211	1,179	1,185	1,173

	Net interest income (annualized) (b)	4,717	4,845	4,769	4,702	4,655
	Net interest income (FTE) (annualized) (c)	4,729	4,857	4,782	4,714	4,667

	Interest income	1,292	1,323	1,302	1,315	1,329
	Add: Taxable equivalent adjustment	3	3	3	3	3
	Interest income (FTE)	1,295	1,326	1,305	1,318	1,332
	Interest income (FTE) (annualized) (d)	5,138	5,319	5,293	5,243	5,299

	Interest expense (annualized) (e)	409	461	511	529	633
	Average interest-earning assets (f)	182,801	184,918	182,715	182,418	180,704
	Average interest-bearing liabilities (g)	113,548	115,951	116,684	118,677	123,626

	Net interest margin (b) / (f)	2.58%	2.62%	2.61%	2.58%	2.58%
	Net interest margin (FTE) (c) / (f)	2.59%	2.63%	2.62%	2.58%	2.58%
	Net interest rate spread (FTE) (d) / (f) - (e) / (g)	2.45%	2.48%	2.46%	2.42%	2.42%

	Income before income taxes	$895	$911	$883	$746	$746
	Add: Taxable equivalent adjustment	3	3	3	3	3
	Income before income taxes (FTE)	$898	$914	$886	$749	$749

	Net income available to common shareholders	$684	$674	$674	$569	$562
	Add: Intangible amortization, net of tax	9	8	9	9	9
	Tangible net income available to common shareholders (h)	693	682	683	578	571
	Tangible net income available to common shareholders (annualized) (i)	2,749	2,735	2,770	2,299	2,272

	Average Bancorp shareholders' equity	22,927	22,927	22,952	23,126	22,952
Less:	Average preferred stock	(2,116)	(2,116)	(2,116)	(2,116)	(2,007)
	Average goodwill	(4,430)	(4,259)	(4,259)	(4,261)	(4,261)
	Average intangible assets	(149)	(122)	(133)	(151)	(164)
	Average tangible common equity, including AOCI (j)	16,232	16,430	16,444	16,598	16,520
Less:	Average AOCI	(1,980)	(1,968)	(2,231)	(2,623)	(2,919)
	Average tangible common equity, excluding AOCI (k)	14,252	14,462	14,213	13,975	13,601

	Total Bancorp shareholders' equity	22,524	22,926	22,595	23,111	22,951
Less:	Preferred stock	(2,116)	(2,116)	(2,116)	(2,116)	(2,116)
	Goodwill	(4,514)	(4,259)	(4,259)	(4,258)	(4,261)
	Intangible assets	(169)	(117)	(127)	(139)	(157)
	Tangible common equity, including AOCI (l)	15,725	16,434	16,093	16,598	16,417
Less:	AOCI	(1,637)	(1,974)	(1,792)	(2,601)	(2,831)
	Tangible common equity, excluding AOCI (m)	14,088	14,460	14,301	13,997	13,586
Add:	Preferred stock	2,116	2,116	2,116	2,116	2,116
	Tangible equity (n)	16,204	16,576	16,417	16,113	15,702

	Total assets	207,731	205,390	206,899	204,680	201,996
Less:	Goodwill	(4,514)	(4,259)	(4,259)	(4,258)	(4,261)
	Intangible assets	(169)	(117)	(127)	(139)	(157)
	Tangible assets, including AOCI (o)	203,048	201,014	202,513	200,283	197,578
Less:	AOCI, before tax	(2,072)	(2,499)	(2,268)	(3,292)	(3,584)
	Tangible assets, excluding AOCI (p)	$200,976	$198,515	$200,245	$196,991	$193,994

	Common shares outstanding (q)	690	704	712	713	712

	Tangible equity (n) / (p)	8.06%	8.35%	8.20%	8.18%	8.09%
	Tangible common equity (excluding AOCI) (m) / (p)	7.01%	7.28%	7.14%	7.11%	6.99%
	Tangible common equity (including AOCI) (l) / (o)	7.74%	8.18%	7.95%	8.29%	8.31%
	Tangible book value per share (l) / (q)	$22.79	$23.34	$22.60	$23.28	$23.06

Fifth Third Bancorp and Subsidiaries
Non-GAAP Reconciliation
$ in millions	For the Three Months Ended
(unaudited)	September	June	September
	2021	2021	2020
Net income (r)	$704	$709	$581
Net income (annualized) (s)	2,793	2,844	2,311

Adjustments (pre-tax items)
Valuation of Visa total return swap	17	37	22
Fifth Third Foundation contribution	15	-	-
HSA disposition gain	(60)	-	-
Branch and non-branch real estate charges	-	-	19
Restructuring severance expense	-	-	19
Adjustments, after-tax (t)(a)	(21)	28	46

Noninterest income (u)	836	741	722
Valuation of Visa total return swap	17	37	22
HSA disposition gain	(60)	-	-
Branch and non-branch real estate charges	-	-	10
Adjusted noninterest income (v)	793	778	754

Noninterest expense (w)	1,172	1,153	1,161
Fifth Third Foundation contribution	(15)	-	-
Branch and non-branch real estate charges	-	-	(9)
Restructuring severance expense	-	-	(19)
Adjusted noninterest expense (x)	1,157	1,153	1,133

Adjusted net income (r) + (t)	683	737	627
Adjusted net income (annualized) (y)	2,710	2,956	2,494

Adjusted tangible net income available to common shareholders (h) + (t)	672	710	617
Adjusted tangible net income available to common shareholders (annualized) (z)	2,666	2,848	2,455

Average assets (aa)	$205,449	$206,353	$202,533

Return on average tangible common equity (i) / (j)	16.9%	16.6%	13.8%
Return on average tangible common equity excluding AOCI (i) / (k)	19.3%	18.9%	16.7%
Adjusted return on average tangible common equity, including AOCI (z) / (j)	16.4%	17.3%	14.9%
Adjusted return on average tangible common equity, excluding AOCI (z) / (k)	18.7%	19.7%	18.1%

Return on average assets (s) / (aa)	1.36%	1.38%	1.14%
Adjusted return on average assets (y) / (aa)	1.32%	1.43%	1.23%
Efficiency ratio (FTE) (w) / [(a) + (u)]	57.8%	59.1%	61.3%
Adjusted efficiency ratio (x) / [(a) + (v)]	58.3%	58.0%	58.8%
Total revenue (FTE) (a) + (u)	$2,028	$1,952	$1,895
Pre-provision net revenue (PPNR) (a) + (u) - (w)	$856	$799	$734
Adjusted pre-provision net revenue (PPNR) (a) + (v) - (x)	$828	$836	$794
Totals may not foot due to rounding; (a) Assumes a 23% tax rate

Fifth Third Bancorp and Subsidiaries
Segment Presentation
$ in millions
(unaudited)

For the three months ended September 30, 2021	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$371	$309	$145	$22	$345	$1,192
Benefit from (provision for) credit losses	242	(13)	2	—	(189)	42
Net interest income after benefit from (provision for) credit losses	613	296	147	22	156	1,234
Noninterest income	362	229	84	143	18	836
Noninterest expense	(406)	(463)	(158)	(134)	(11)	(1,172)
Income before income taxes	569	62	73	31	163	898
Applicable income tax expense(a)	(112)	(14)	(15)	(7)	(46)	(194)
Net income	$457	$48	$58	$24	$117	$704

For the three months ended June 30, 2021	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$378	$301	$142	$21	$369	$1,211
Benefit from (provision for) credit losses	151	(25)	—	—	(11)	115
Net interest income after benefit from (provision for) credit losses	529	276	142	21	358	1,326
Noninterest income	355	224	63	143	(44)	741
Noninterest expense	(399)	(450)	(163)	(131)	(10)	(1,153)
Income before income taxes	485	50	42	33	304	914
Applicable income tax expense(a)	(92)	(10)	(9)	(7)	(87)	(205)
Net income	$393	$40	$33	$26	$217	$709

For the three months ended March 31, 2021	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$367	$295	$128	$21	$368	$1,179
Benefit from (provision for) credit losses	76	(41)	(8)	1	145	173
Net interest income after benefit from (provision for) credit losses	443	254	120	22	513	1,352
Noninterest income	361	204	82	138	(36)	749
Noninterest expense	(420)	(489)	(161)	(135)	(10)	(1,215)
Income (loss) before income taxes	384	(31)	41	25	467	886
Applicable income tax (expense) benefit(a)	(72)	7	(9)	(5)	(113)	(192)
Net income (loss)	$312	$(24)	$32	$20	$354	$694

For the three months ended December 31, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$397	$293	$102	$23	$370	$1,185
Benefit from (provision for) credit losses	(212)	(49)	(9)	(2)	285	13
Net interest income after benefit from (provision for) credit losses	185	244	93	21	655	1,198
Noninterest income	404	196	22	136	29	787
Noninterest expense	(427)	(471)	(135)	(131)	(72)	(1,236)
Income (loss) before income taxes	162	(31)	(20)	26	612	749
Applicable income tax (expense) benefit(a)	(24)	6	4	(5)	(126)	(145)
Net income (loss)	$138	$(25)	$(16)	$21	$486	$604

For the three months ended September 30, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$435	$355	$98	$28	$257	$1,173
Benefit from (provision for) credit losses	(337)	(68)	(2)	—	422	15
Net interest income after benefit from (provision for) credit losses	98	287	96	28	679	1,188
Noninterest income	318	192	73	132	7	722
Noninterest expense	(411)	(460)	(137)	(133)	(20)	(1,161)
Income before income taxes	5	19	32	27	666	749
Applicable income tax (expense) benefit(a)	7	(4)	(7)	(6)	(158)	(168)
Net income	$12	$15	$25	$21	$508	$581
(a) Includes taxable equivalent adjustments of $3 million for the three months ended September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020 and September 30, 2020.
(b) Branch Banking provides a full range of deposit and loan and lease products to individuals and small businesses through full-service banking centers.
(c) Consumer Lending includes the Bancorp's residential mortgage, home equity, automobile and other indirect lending activities.